Exhibit 10.12

AMENDMENT TO EMPLOYMENT AGREEMENT

This document is to amend the Employment Agreement (the “Agreement”), entered into as of September 22, 2005 by and between DaVita Inc. (“Employer”) and James Hilger (“Employee”). Specifically, effective December 12, 2008, the parties agree to amend the Agreement as follows:

1.	Section 3.3 is hereby deleted in its entirety and replaced with the following:

“Other Termination. Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for death, Material Cause, or Disability, and contingent upon Employee’s execution of the Employer’s standard Severance and General Release Agreement within twenty-eight (28) days of the termination of Employee’s employment, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination or resignation, (ii) be entitled to continue to receive an amount equal to his salary for the 12-month period following the termination of his employment (the “Severance Period”), paid in accordance with the Employer’s usual payroll practices, (iii) be entitled to continue to receive during the 12-month period following the effective date of such termination the employee health insurance benefits set forth in Section 2.2, pursuant to the election of COBRA coverage, at the same cost to him as he paid prior to his termination, and (iv) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. The foregoing notwithstanding, in the event Employee accepts employment (as an employee or as an independent contractor) with another employer during the Severance Period, (x) Employee shall immediately notify Employer of such employment and (y) Employer’s obligation to continue to provide certain health insurance benefits pursuant to clause (iii) of the immediately preceding sentence shall terminate once Employee becomes eligible to participate in his new employer’s health benefit plan. In addition, once Employee accepts employment (as an employee or as an independent contractor), Employer may reduce its obligation under clause (ii) herein dollar-for-dollar for every dollar Employee earns in base salary or other compensation during the Severance Period from his new employer. Employee agrees to use reasonable efforts to find employment and that if he fails to use reasonable efforts, the Company’s obligations under clause (ii) herein may be terminated by Employer in its sole discretion. For purposes of this provision, an Employee’s employment has been terminated when Employee is no longer providing services for Employer after a specific date or the level of bona fide services that Employee would perform (as an employee or independent contractor) after a specific date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six month period (or the full period of service if Employee was employed for less than thirty-six months).

During the Severance Period, Employee agrees (1) to make himself available to answer questions and to cooperate in the transition of his duties, (2) to respond to any inquiries from the compliance department, including making himself available for interviews, and (3) to cooperate with Employer in the prosecution and/or defense of any claim, including making himself available for any interviews, appearing at depositions, and producing requested documents.”

2.	Section 3.9 is hereby added, which provides the following:

“Key Employee. Notwithstanding any provision herein to the contrary, in the event that any payment to be made to Employee hereunder (whether pursuant to this Section 3 or any other Section) as a result of Employee’s termination of employment is determined to constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code, and Employee is a “Key Employee” under the DaVita Inc. Key Employee Policy for 409A Arrangements at the time of Employee’s termination of employment, all such deferred compensation payments payable during the first six (6) months following Employee’s termination of employment shall be delayed and paid in a lump sum during the seventh calendar month following the calendar month during which Employee’s termination of employment occurs.”

In all other respects, and with the exception of the previous amendment, the Agreement remains unchanged and in full force and effect.

DAVITA INC		EMPLOYEE

By	/s/ Laura Mildenberger	By	/s/ James Hilger
	Laura Mildenberger		James Hilger
Chief People Officer

Approved as to Form
/s/ Steven M. Cooper
Steven M. Cooper
Assistant General Counsel - Labor

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